EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (File Numbers 333-16359, 333-92549, 333-119394, 333-139026, 333-133831, 333-148127, 333-145790, 333-157178, and 333-157566) of Centrue Financial Corporation of our report dated March 12, 2009 with respect to the consolidated financial statements of Centrue Financial Corporation and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of Centrue Financial Corporation for the year ended December 31, 2008.

Crowe Horwath LLP

Oak Brook, Illinois
March 12, 2009